                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                              BIG CITY RADIO, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    089098107
                          -----------------------------
                                 (CUSIP Number)

                                December 31, 2000
           ----------------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |_|  Rule 13d-1(b)

             |_| Rule 13d-1(c)

             |X|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67611N109                        13G



 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                          Michael Kakoyiannis
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) |_|

                                                                (b) |_|
-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                     New York
-------------------------------------------------------------------------------
                           5   SOLE VOTING POWER
                               956,300 shares                         15.4%
-------------------------------------------------------------------------------
         Number of
           Shares          6   SHARED VOTING POWER
         Beneficially          0 shares
           Owned By    --------------------------------------------------------
            Each
         Reporting         7   SOLE DISPOSITIVE POWER
           Person              956,300 shares                         15.4%
            With       --------------------------------------------------------

                           8   SHARED DISPOSITIVE POWER
                               0 shares
-------------------------------------------------------------------------------

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        956,300 shares
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                        |-|
-------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                      15.4%
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                             IN
-------------------------------------------------------------------------------

ITEM 1.

             (a)   Big City Radio, Inc.

             (b)   Address of Issuer's Principal Executive Offices:

                   11 Skyline Drive
                   Hawthorne, New York 10532

                   Class A Common Stock, par value $.01 per share (CUSIP No.
                   089098107)


ITEM 2.

             (a)   Name of Person Filing:
                                         Michael Kakoyiannis
             (b)   Address of Principal Business Office, or, if none, Residence:
                                         138 Cambridge Avenue
                                         Garden City, New York 11530
             (c)   Citizenship:          United States
             (d)   Title of Class of Securities:
                                         Class A Common Stock, par value $.01 per share
             (e)   CUSIP Number:         089098107


ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

             (a)   |_|      Broker or dealer registered under section 15 of the Act (15 U.S.C.78o)

             (b)   |_|      Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

             (c)   |_|      Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

             (d)   |_|      Investment company as registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

             (e)   |_|      An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(E);

             (f)   |_|      An employee benefit plan or endowment fund in accordance with ss.240.13d-
                            1(b)(1)(ii)(F);

             (g)   |_|      A parent holding company or control person in accordance with ss.240.13d-
                            1(b)(1)(ii)(G);

             (h)   |_|      A savings associations as defined in Section 3(b) of the Federal Deposit Insurance
                            Act (12 U.S.C. 1813);


                                  Page 3 of 5


             (i)   |_|      A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

             (j)   |_|      Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.      Ownership.

             See responses to Items 5, 6, 7, 8, 9 and 11 of Cover Page.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
|_|

Instruction: Dissolution of a group requires a response to this item.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not Applicable.

ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
             REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable.

ITEM 10.     CERTIFICATION.

             Not Applicable.


                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001


                                            /s/ Michael Kakoyiannis
                                            ------------------------------------
                                            Michael Kakoyiannis






















ATTENTION:         INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                   FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                   Page 5 of 5